Exhibit (h)(1)(i)

APPENDIX A

TO

AMENDED AND RESTATED ADMINISTRATIVE AGENCY AGREEMENT

Dated as of May 24, 2016

The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of December 14, 2015:

Pointbreak Agriculture Commodity Strategy Fund (Ticker Symbol: PBAG)

Pointbreak Buyback Index Fund (Ticker Symbol: PBBB)

Pointbreak China Index Fund (Ticker Symbol: PBCI)

Pointbreak Diversified Commodity Strategy Fund (Ticker Symbol: PBCM)

Pointbreak India Index Fund (Ticker Symbol: PBIN)

Pointbreak Internet Security Index Fund (Ticker Symbol: PBCS)

Pointbreak IPO Index Fund (Ticker Symbol: PBIQ)

Pointbreak US Internet Index Fund (Ticker Symbol: PBIT)

POINTBREAK ETF TRUST

By:	/s/ John T. Hyland
Name: John T. Hyland
Title: Management Trustee and President
Date: May 2, 2016